Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Portage Biotech Inc.

481,581 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), as amended most recently by the post-effective amendment filed on August 23, 2024, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on May 29, 2025 (the “May 29, 2025 Form 6-K”). Accordingly, we have attached the May 29, 2025 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PRTG”. On May 29, 2025, the closing sale price of our Ordinary Shares as reported on Nasdaq was $8.12.

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Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is May 29, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2025

Commission File Number: 001-40086

PORTAGE BIOTECH INC.

(Translation of registrant's name into English)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F [ X ] Form 40-F [ ]

INCORPORATION BY REFERENCE

This report on Form 6-K (including any exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statement on Form S-8 (File No. 333-275842) of Portage Biotech Inc. (including any prospectuses forming a part of such registration statement) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

Changes in Registrant’s Certifying Accountant.

On May 29, 2025, the Company was notified by Marcum LLP (“Marcum”) that Marcum resigned as the independent registered accounting firm of Portage Biotech Inc. (the "Company"). On November 1, 2024, CBIZ CPAs P.C. acquired the attest business of Marcum. On May 29, 2025, Marcum resigned as auditors of the Company and with the approval of the Audit Committee of the Company’s Board of Directors, CBIZ CPAs P.C. was engaged as the Company’s independent registered public accounting firm.

Prior to engaging CBIZ CPAs, the Company did not consult with CBIZ CPAs regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

The reports of Marcum regarding the Company’s financial statements for the fiscal years ended March 31, 2024, 2023 and 2022, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles except for the inclusion of an explanatory paragraph in the audit report in the audit report for the fiscal years ended March 31, 2024, 2023 and 2022 as to the Company’s ability to continue as a going concern.

During the Company’s fiscal years ended March 31, 2024, 2023, and 2022, and the subsequent interim period through May 29, 2025, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreements in their reports on the Company’s financial statements for such years or (ii) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions), except for a material weakness related to a lack of design and maintenance of effective information technology general controls due to certain privileged access rights, lack of formal processes for user provisioning, periodic user access review, change management for the financial reporting system and lack of formal reviews of key third party service provider SOC reports, all of which could allow for inappropriate financial transactions to be recorded that would not be detected by the Company's other manual controls, rendering them ineffective, as disclosed in the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2024.

The Company provided Marcum with a copy of this Current Report on Form 6-K prior to its filing with the U.S. Securities and Exchange Commission (the “SEC”) and requested that Marcum furnish the Company with a letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated May 29, 2025, is filed as Exhibit 16 to this Current Report on Form 6-K.

EXHIBIT INDEX

Exhibit No.	Description

16	Letter from Marcum LLP, dated May 29, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 29, 2025

PORTAGE BIOTECH INC.

By:	/s/ Andrea Park
Name:	Andrea Park
Title:	Chief Financial Officer

Exhibit 16

May 29, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Portage Biotech, Inc. within its Form 6-K dated May 29, 2025. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Portage Biotech, Inc. contained therein.

Very truly yours,

Marcum LLP